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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                  FORM  15


  Certificate and Notice of Termination of Registration under Section 12(g)
     of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                      Commission File Number ___________________

                             Mariner Energy, Inc.
________________________________________________________________________________
            (Exact name of registrant as specified in its charter)

                       580 West Lake Blvd., Suite 1300
                             Houston, Texas 77079
                                (713) 584-5500
________________________________________________________________________________
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             10-1/2% Senior Subordinated Notes Due 2006, Series B
________________________________________________________________________________
            (Title of each class of securities covered by this Form)

                                 not applicable
________________________________________________________________________________
        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [ ]               Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(1)(ii) [ ]               Rule 12h-3(b)(1)(i)  [ ]
           Rule 12g-4(a)(2)(i)  [ ]               Rule 12h-3(b)(2)(ii) [ ]
           Rule 12g-4(a)(2)(ii) [ ]               Rule 15d-6           [X]
           Rule 12h-3(b)(1)(i)  [ ]

     Approprixate number of holders of record as of the certification or notice
date:          2
     _____________________

     Pursuant to the requirements of the Securities Exchange Act of 1934 Mariner Energy, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized periosn.

DATE: January 28, 1997                          BY: /s/ JAMES M. FITZPATRICK
                                                   _________________________
                                                       James M. Fitzpatrick
                                                       Corporate Secretary